As filed with the Securities and Exchange Commission on November 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R. R. Donnelley & Sons Company

(Exact name of registrant as specified in its charter)

Delaware	36-1004130
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

35 West Wacker Drive Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

R. R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan

(Full Title of the plan)

Deborah L. Steiner

R. R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60601

(312) 326-8000

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Robert W. Downes, Esq. Audra D. Cohen, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	John P. Kelsh, Esq. Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 (312) 853-7097

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred compensation obligations(1)	$60,000,000	100%	$60,000,000	$6,954.00

(1)	The Deferred Compensation Obligations are unsecured obligations of R. R. Donnelley & Sons Company to pay deferred compensation in the future in accordance with the terms of the R. R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan (the “Plan”). Deferred compensation will be paid in cash. Participants in the Plan may elect from among various investment options. These investments will accrue earnings (or losses) on the obligations based on their respective performance.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	This registration statement relates to deferred compensation obligations of R. R. Donnelley & Sons Company (the “Company”) being deferred under the Company’s Nonqualified Deferred Compensation Plan. Information required by Part I to be contained in the Section 10(a) prospectus related to the such plans is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) are deemed incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated below, being hereinafter referred to as “Incorporated Documents”):

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(2) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

(3) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

(4) The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

(5) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2015.

All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein to be a part hereof from the date of filing of such documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The $60,000,000 of deferred compensation obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the R. R. Donnelley & Sons Nonqualified Deferred Compensation Plan (the “Plan”).

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company has established a trust to hold assets contributed under the Plan. However, these assets remain general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

        The amount of compensation deferred by each participant is determined in accordance with each participant’s deferral election and the provisions of the Plan. The Plan provides the investment of each participant’s deferral account in such investments as the participant may have elected from among various investment options in each Plan year. Currently, a participant’s deferral account is indexed to the investment elections made by such participant in accordance with the Plan. The Obligations are bookkeeping accounts, the returns on which are measured by the performance of certain investment vehicles. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Obligations. All deferral accounts together with earnings thereon will be payable upon the termination of the deferral period, retirement, death, disability or termination of employment in a single lump sum or in installments in accordance with the terms of the Plan.

The Company reserves the right to amend or terminate the Plan at any time, except that no amendment or termination may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Company.

Item 5. Interests of Named Experts and Counsel.

The validity of the Obligations registered hereby has been passed upon by Sidley Austin LLP. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Reference is made to Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) which provides for indemnification of directors and officers in certain circumstances.

The Company’s Restated Certificate of Incorporation contains a provision that is designed to limit the directors’ liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be held personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for a breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company’s stock under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. While the Company’s Restated Certificate of Incorporation limits the personal liability of directors, it does not eliminate the directors’ duty of care. The inclusion of the limitation of liability provision in the Company’s Restated Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

The Company’s Restated Certificate of Incorporation also provides that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the Company or another entity for which the director or officer serves at the Company’s request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceedings or acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest. Pursuant to Section 145 and the Company’s Restated Certificate of Incorporation, the Company maintains directors’ and officers’ liability insurance coverage which insures the Company, its subsidiaries and the elected officers and directors of the Company and its subsidiaries, against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this registration statement are listed below and also on the accompanying Exhibit Index.

Exhibits	Description

4.1	Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K (File No. 1-4694) dated September 30, 2016, filed on October 3, 2016)

4.2	Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.4 to Registrant’s Current Report on Form 8-K (File No. 1-4694) dated September 30, 2016, filed on October 3, 2016)

5.1	Opinion of Sidley Austin LLP

10.1	Amended and Restated Non-Qualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (File No. 1-4694) for the quarter ended March 31, 2015, filed on May 7, 2015)

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page hereto)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 2, 2016.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Deborah L. Steiner
Name:	Deborah L. Steiner
Title:	Executive Vice President, Secretary and Chief Compliance Officer

Each person whose signature appears below hereby severally and individually constitutes and appoints Daniel N. Knotts, Terry D. Peterson and Deborah L. Steiner, and each of them severally, the true and lawful attorneys-in-fact and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed on November 2, 2016 by the following persons in the respective capacities indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on November 2, 2016.

Signature	Capacity

/s/ Daniel L. Knotts	Chief Executive Officer, Director (Principal Executive Officer)
Daniel L. Knotts

/s/ Terry D. Peterson	Chief Financial Officer (Principal Financial Officer)
Terry D. Peterson

/s/ Jeffrey G. Gorski	Chief Accounting Officer (Principal Accounting Officer)
Jeffrey G. Gorski

/s/ John C. Pope	Chairman and Director
John C. Pope

/s/ Susan M. Gianinno	Director
Susan M. Gianinno

/s/ Jeffrey M. Katz	Director
Jeffrey M. Katz

/s/ Timothy R. McLevish	Director
Timothy R. McLevish

/s/ Jaime Modafsky	Director
Jaime Modafsky

/s/ P. Cody Phipps	Director
P. Cody Phipps

EXHIBIT INDEX

Exhibits listed below that have been previously filed with the Commission are incorporated herein by reference with the same effect as if filed with this registration statement.

Exhibits	Description

4.1	Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K (File No. 1-4694) dated September 30, 2016, filed on October 3, 2016)

4.2	Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.4 to Registrant’s Current Report on Form 8-K (File No. 1-4694) dated September 30, 2016, filed on October 3, 2016)

5.1	Opinion of Sidley Austin LLP

10.1	Amended and Restated Non-Qualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (File No. 1-4694) for the quarter ended March 31, 2015, filed on May 7, 2015)

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page hereto)